DWS INVESTMENTS RESHAPING INVESTING. DWS STRUCTURED NOTES INVESTMENT powered by X-MARKETS
Deutsche Bank Group
    Equity Basket Notes Linked to Seven Basket Funds Due September 30*, 2014

 Multi-Asset Basket Fund Portfolio o Principal Protection o Brokerage Accounts

Indicative Terms as of September 16, 2009

CUSIP:              2515A0 R7 0

Issuer:             Deutsche Bank AG, London Branch

Maturity /
Tenor:              5 Years

Equity Basket       The notes give investors a principal protected opportunity
Notes:              to participate in the upside performance of a basket
                    comprised of seven exchange traded funds (each, a "Basket
                    Fund" and, collectively, the "Basket Funds").

                    The notes could potentially pay an annual coupon (the
                    "Variable Coupon Payment Percentage") which will vary from a minimum of zero to a maximum of between 5.75% and 6.75%
                    or $57.50 and $67.50 (TBD on Trade Date) per $1,000 note
                    Principal Amount depending upon the upside performance (the
                    "Basket Fund Return") of the Basket Funds. The Basket Fund
                    Return is always relative to the Basket Fund's Initial
                    Share Price on Trade Date and calculated on each Variable
                    Coupon Observation Dates.

                    The Basket Fund Return of a Basket Fund used to determine a
                    Variable Coupon Payment is not subject to a `"floor,"
                    meaning decreases in the price of a Basket Fund below the
                    Initial Share Price will negatively impact the calculation of a Variable Coupon Payment. The Basket Fund Return of a
                    Basket Fund used to determine a Variable Coupon Payment is subject to a cap (the "Maximum Annual Contribution) of
                    between 5.75% and 6.75% (TBD on Trade Date), meaning any
                    increase in the Basket Fund Return of an individual Basket
                    Fund above the Maximum Annual Contribution will be foregone and will not positively impact the calculation of a
                    Variable Coupon Payment.

                    All payments on the notes, including any principal
                    protection, are subject to the credit of the Issuer.

Basket Funds:       There are seven exchange traded funds that collectively
                    constitute the Basket Funds. The Basket Funds, their
                    Bloomberg ticker symbols and primary exchange are set forth on page two of this fact sheet and further defined in the
                    term sheet.

Variable Coupon
Observation
Dates:              October 1*, 2010; September 26*, 2011, September 25*, 2012,
                    September 25*, 2013 and September 25*, 2014

Variable Coupon
Payment Dates:      October 6*, 2010; September 29*, 2011, September 28*, 2012,
                    September 30*, 2013 and September 30*, 2014

Payment at
Maturity:           $1,000 per $1,000 note Principal Amount, plus any coupon
                    due on the Maturity Date

Agents:             Deutsche Bank Securities Inc. and Deutsche Bank Trust
                    Company Americas

Discounts &
Commissions:        The notes will initially be distributed through Deutsche
                    Bank Securities Inc. ("DBSI"), its affiliates and/or
                    certain other affiliated or unaffiliated brokers
                    (collectively, the "Brokers"). DBSI will receive a selling concession in connection with the sale of the notes of up
                    to 4.25% or $42.50 per $1,000 note Principal Amount. DBSI
                    will reallow a selling concession to other Brokers of up to
                    2.75% or $27.50 per $1,000 note Principal Amount. DBSI may pay referral fees to other Brokers of up to 0.25% or $2.50 per $1,000 note Principal Amount and may additionally pay
                    fees of up to 1.25% or $12.50 per $1,000 note Principal
                    Amount to certain other Brokers. Deutsche Bank AG will
                    reimburse DBSI for such fees. See "Underwriting" in the
                    accompanying product supplement. The agents for this
                    offering are affiliates of ours. For more information see
                    "Supplemental Underwriting Information (Conflicts of
                    Interest)" in term sheet No. 731BC/A.

                              Best Case Scenario

If the Basket Fund Return of each Basket Fund has reached or exceeded the
Maximum Annual Contribution on any Variable Coupon Observation Date, the
investor will receive a Variable Coupon Payment of between 5.75% and 6.75% or
$57.50 and $67.50 (TBD on Trade Date) per $1,000 note Principal Amount on each corresponding Variable Coupon Payment Date.

                              Worst Case Scenario

If the Contribution Average is less than or equal to zero on each Variable
Coupon Observation Date, the investor will not receive a coupon payment on any
Variable Coupon Payment Date.

                                   Benefits

o    Principal protection at maturity and the potential to receive annual coupon payments, subject to the credit of the Issuer.

o    Annual coupons will vary based upon the upside performance of a basket of seven exchange traded funds.

o    Appropriate for investors that are moderately bullish or seeking yield.

                                 Risk Factors

o    Principal protection is only applicable at maturity and is subject to the credit of the Issuer.

o    All coupon payments are subject to the credit of the Issuer.

o    The notes may under perform an investment in the underlying Basket Funds.

o    Investor is not entitled to dividends or voting rights on the Basket
     Funds.

o    Various factors affect the value of the notes prior to maturity.

o    Investors should be willing and able to hold the notes to maturity.

                                Important Dates

Trade Date:................................................September 25*, 2009
Settlement Date:...........................................September 30*, 2009
Final Valuation Date:......................................September 25*, 2014
Maturity Date:...................................September 30*, 2014 (5 Years)

*Expected. In the event that we make any change to the expected Trade Date and
Settlement Date, the Variable Coupon Observation Dates, Variable Coupon Payment
Dates, Final Valuation Date and Maturity Date may be changed so that the stated
terms of the notes and the length of the Observation Period remain the same.

--------------------------------------------------------------------------------
             NOT FDIC / NCUA INSURED OR GUARANTEED
             MAY LOSE VALUE * NO BANK GUAR ANTEE
              NOT A DEPOSIT / NOT INSURED BY ANY
                   FEDERAL GOVERNMENT AGENCY
--------------------------------------------------------------------------------

                               ISSUER FREE WRITING PROSPECTUS
                                   Filed Pursuant to Rule 433
                        Registration Statement No. 333-137902
        Dated September 16, 2009                    R-12709-1
                                                      (08/09)

DWS Structured Products     1.866.637.9185

                                                 Equity Basket Notes Fact Sheet
                                                        DWS Structured Products

Variable Coupon
Payment
Percentage:         On each Variable Coupon Payment Date, the greater of:

                    (i) zero; and

                    (ii) the Contribution Average on the corresponding Variable
                    Coupon Observation Date.

Annual
Contribution:       With respect to each Basket Fund on each Variable Coupon
                    Observation Date, the lesser of:

                    (i) the Maximum Annual Contribution; or

                    (ii) the Basket Fund Return for such Basket Fund.

Initial Share
Price:              With respect to each Basket Fund, the closing price of one share of such Basket Fund on the Trade Date

Minimum Annual      Unlimited.
Contribution:

Fund
Adjustment
Factor:             For each Basket Fund, initially 1.0 on the Trade Date and
                    subject to adjustment under certain circumstances. See
                    "Description of Notes - Anti-dilution Adjustments" in the
                    accompanying product supplement for further information.

Contribution
Average:            With respect to each Variable Coupon Observation Date, the average of the Annual Contributions of all Basket Funds,
                    calculated as the sum of the Annual Contribution of each
                    Basket Fund multiplied by 1/7.

Basket Fund
Return:             With respect to each Basket Fund, on each Variable Coupon
                    Observation Date:

                    Final Annual Share Price - Initial Share Price
                                Initial Share Price

Final Annual
Share Price:        With respect to each Basket Fund, the closing price of one share of such Basket Fund on the corresponding Variable
                    Coupon Observation Date times the Fund Adjustment Factor
                    for such Basket Fund on such day.

Maximum Annual
Contribution:       The Maximum Annual Contribution of each Basket Fund will be between 5.75% and 6.75% (TBD on the Trade Date).

--------------------------------------------------------------------------------
                             Basket Fund Components
--------------------------------------------------------------------------------
Ticker Symbol (US)          Basket Fund Name                       Style         Primary Exchange   Fund Weighting
---------------------------------------------------------------------------------------------------------------------
 OIH         Oil Service HOLDRSSM Trust (Depositary Receipts)       Energy           NYSE Arca                  1/7
---------------------------------------------------------------------------------------------------------------------
 GDX                  Market Vectors Gold Miners ETF           Precious Metals       NYSE Arca                  1/7
---------------------------------------------------------------------------------------------------------------------
 XME                  SPDR(R) S&P(R) Metals & Mining ETF          Industrial Metals  NYSE Arca                  1/7
---------------------------------------------------------------------------------------------------------------------
IYR.P         iShares(R) Dow Jones U.S. Real Estate Index Fund        Equity         NYSE Arca                  1/7
---------------------------------------------------------------------------------------------------------------------
EFA.P                 iShares(R) MSCI EAFE(R) Index Fund            International    NYSE Arca                  1/7
---------------------------------------------------------------------------------------------------------------------
QQQQ                PowerShares QQQ TrustSM, Series 1               Growth           NASDAQ                     1/7
---------------------------------------------------------------------------------------------------------------------
SHY.P          iShares(R) Barclays 1-3 Year Treasury Bond Fund    U.S. Government    NYSE Arca                  1/7

 For detailed hypothetical scenarios of this Note, please refer to term sheet No.
                                    731BC/A.

Equity Basket Notes Fact Sheet
          DWS Structured Products

Risk Factors
THE CONTRIBUTION OF ANY PARTICULAR BASKET FUND TO A COUPON IS CAPPED, REGARDLESS OF THE BASKET FUND’S PERFORMANCE – The individual Annual Contribution of any Basket Fund is limited to the Maximum Annual Contribution. Therefore, the contribution of any particular Basket Fund to your coupon is capped, regardless of the Basket Fund’s performance. As a result the return on the notes may be significantly less than the return you would have received if you had invested directly in the Basket Fund.

YOU MAY NOT RECEIVE ANY COUPON PAYMENT ON VARIABLE COUPON PAYMENT DATES – The notes do not guarantee any coupon payment on Variable Coupon Payment Dates. The coupon paid on such dates, if any, will depend on the performance of the Basket Funds which is limited to the Maximum Annual Contribution of between 5.75% and 6.75% (to be determined on the Trade Date) thereby limiting the coupon to a maximum payment of between $57.50 and $67.50 (to be determined on the Trade Date) per $1,000 note Principal Amount. Your coupon payments on the notes may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, because the Variable Coupon Payment Percentage is based on the performance of the Basket Funds. The return on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

YOUR COUPON ON ANY VARIABLE COUPON PAYMENT DATE IS LIMITED BY THE MAXIMUM ANNUAL CONTRIBUTION – The individual Annual Contribution of any Basket Fund is limited to the Maximum Annual Contribution of between 5.75% and 6.75% (to be determined on the Trade Date). Therefore, the annual coupon due on any Variable Coupon Payment Date, which is determined by taking the average of the Annual Contributions of all Basket Funds, is limited to the Maximum Annual Contribution of between $57.50 and $67.50 (to be determined on the Trade Date) per $1,000 note Principal Amount.

YOU MAY NOT RECEIVE ANY COUPON PAYMENT ON VARIABLE COUPON PAYMENT DATES EVEN WHEN THE BASKET AS A WHOLE HAS APPRECIATED BECAUSE THE MAXIMUM ANNUAL CONTRIBUTION AND THE MINIMUM ANNUAL CONTRIBUTION ARE NOT OF THE SAME SIZE – The unlimited Minimum Annual Contribution has a greater absolute value than the Maximum Annual Contribution (5.75%-6.75%, to be determined on the Trade Date). Therefore, a large positive Basket Fund Return by one Basket Fund may contribute less to the Contribution Average than a smaller (in absolute value) negative Basket Fund Return by another Basket Fund.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the notes prior to maturity. You should be willing and able to hold your notes to maturity.

NO OWNERSHIP RIGHT IN THE BASKET FUNDS – As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Funds, such as voting rights or dividend payments. In addition, the issuers of the Basket Funds will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Funds and the notes.

CHANGES IN THE VALUE OF BASKET FUNDS MAY OFFSET EACH OTHER – Coupons on Variable Coupon Payment Dates are linked to a Basket consisting of seven exchange traded funds. Price movements in the Basket Funds may not correlate with each other. At a time when the prices of some of the Basket Funds increase, the prices of other Basket Funds may not increase as much or may decline. Therefore, in calculating the Contribution Average, increases in the price of some of the Basket Funds may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Funds.

LACK OF LIQUIDITY – The notes will not be listed on any securities exchange.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the price of the Basket Funds on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other including: the expected volatility in the Basket Funds; the time to maturity of the notes; the divided rates paid on the Basket Funds; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; the occurrence of certain events affecting the issuer(s) of the Basket Fund(s) that may or may not require an adjustment to the Fund Adjustment Factor, including a merger or acquisition, and our credit worthiness, including actual or anticipated downgrades in our credit ratings.

HEDGING AND TRADING IN THE BASKET FUNDS – While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Funds or instruments related to one or more of the Basket Funds. We or our affiliates may also trade in the Basket Funds or instruments related to either one or more of the Basket Funds from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the notes could adversely affect our payment to you at maturity.

ANTI-DILUTION PROTECTION IS LIMITED – The Calculation Agent will make adjustments to the Fund Adjustment Factor for each Basket Fund to reflect certain events affecting such Basket Fund. However, the Calculation Agent will not make an adjustment in response to all events that could affect the Basket Funds. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of Notes – Anti-dilution Adjustments” in the product supplement for further information.

POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and hedging our obligations under the notes. In performing duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement additional information.

TAX TREATMENT – The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. For additional information, see “Selected Purchase Considerations – Taxed as Contingent Payment Debt Instruments” in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No.731BC/A and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 731BC/A and this fact sheet if you so request by calling toll-free 1-800-311-4409.

DWS Structured Products     1.866.637.9185    www.dws-sp.com